Exhibit 99.3

nLIGHT, Inc. Appoints Camille Nichols to Board of Directors

VANCOUVER, Wash., November 5, 2020 - nLIGHT, Inc. (Nasdaq: LASR) today announced the appointment of retired Army Major General Camille Nichols to its Board of Directors, with a term expiring at the company’s 2022 annual meeting of stockholders.

“Camille is a proven leader and brings a unique and important perspective to our Board as we continue to grow our aerospace and defense business,” said nLIGHT Board Chair and CEO Scott Keeney. “Both her military experience and ground-breaking personal achievements are truly impressive, and I’m thrilled to welcome Camille to the Board.”

“I am excited to join the nLIGHT Board and look forward to leveraging my military acquisition experiences and operational background to advance the company’s goals,” said Camille Nichols. “I thoroughly enjoy working on complex strategic issues and aim to help nLIGHT achieve its objectives across all end markets.”

Camille Nichols retired from the U.S. Army as a Major General following an extensive career that included key roles in Department of Defense acquisition and operations. In the Army, she managed significant organizations, operating budgets, and programs. Immediately prior to her retirement from the Army, Camille served as director of the Sexual Assault Prevention and Response Office within the Office of the Secretary of Defense and as the Deputy Commanding General of the Army’s Installation Management Command. She is currently the Executive Vice President, Project Services at Amentum, a global technical and engineering services firm, where she is responsible for contracts and procurement, ethics, information systems, security, and real estate. Prior to joining Amentum, Camille was Vice President of Business Operations of Fluor Corporation’s government group. She currently serves on the board of directors of Concurrent Technologies Corporation, a nonprofit, applied scientific research and development professional services organization. Camille began her career as an enlisted Soldier in the U.S. Army and later matriculated to the United States Military Academy at West Point, where she received a B.S. degree. She was a graduate of the second class of women at West Point. She also holds a master’s degree in systems management from the University of Southern California and a doctorate in engineering management from The George Washington University. Camille is also an independent director for USA Team Handball and was a member of the 1984 Olympic Women’s Team Handball Team.

About nLIGHT

nLIGHT, Inc is a leading provider of high-power semiconductor and fiber lasers for industrial, microfabrication, aerospace and defense applications. Our lasers are changing not only the way things are made but also the things that can be made. Headquartered in Vancouver, Washington, nLIGHT employs over 1,200 people with operations in the U.S., China, Finland, Korea and Italy. For more information, please visit www.nlight.net.

For more information contact:

Joseph Corso
VP, Corporate Development and Investor Relations
nLIGHT, Inc.
(360) 566-4460
joe.corso@nlight.net